Exhibit 14.1

C&J ENERGY SERVICES, INC.

CORPORATE CODE OF BUSINESS CONDUCT AND ETHICS

(Amended and Adopted as of December 14, 2017)

The Board of Directors (the “Board”) of C&J Energy Services, Inc. (collectively including its subsidiaries and affiliates, the “Company” or “C&J”) has adopted this Corporate Code of Business Conduct and Ethics (this “Code of Conduct”), which provides basic principles and guidelines to assist directors, officers, employees, contractors, agents and other representatives (collectively, “Stakeholders”) of the Company in complying with the legal and ethical requirements governing the Company’s business conduct.

This Code of Conduct covers a wide range of business practices and procedures, but does not cover every issue that may arise. Stakeholders must also comply with the Company’s other corporate codes, policies and procedures and ethical standards (as may be amended or supplemented from time to time, collectively, the “Compliance Policies”), as well as with the laws, rules and regulations that govern C&J’s business.

The Company reserves the right to add to, modify and rescind this Code of Conduct or any portion of it at any time. This Code of Conduct governs in the event of any conflict or inconsistency between this Code of Conduct and any other materials distributed by the Company. However, if a law conflicts with a policy in this Code of Conduct, you must comply with the law.

I.	Statement of Principles

A.	Basic Standards

The Company’s fundamental policy is to conduct its business with honesty and integrity in accordance with the highest legal and ethical standards. The Company and its Stakeholders must comply with the laws, rules and regulations that govern C&J’s business, including all applicable legal requirements of the State of Delaware, the United States and each state and country in which the Company conducts business.

B.	Individual Responsibility and Compliance

This Code of Conduct provides guidance for specific situations that may arise. However, each Stakeholder has the responsibility to exercise good judgment so as to act in a manner that will reflect favorably upon the Company and such Stakeholder, particularly in his or her capacity on behalf of the Company.

All Stakeholders must comply with the spirit as well as the letter of this Code of Conduct; they must not attempt to achieve indirectly, for example through the use of intermediaries, what is prohibited directly by this Code of Conduct.

Please see Annex A for specific compliance procedures, as well as the Company’s Complaint Reporting Policy and Procedures included as Annex B.

II.	Implementation

A.	Condition of Employment

Each officer and employee of the Company, regardless of level, must become familiar with and agree to comply with this Code of Conduct as a condition of such person’s employment. All officers and employees must be provided with a copy of this Code of Conduct at the time their employment commences with the Company; provided, however, that individuals already employed by the Company at the time of the adoption of this Code of Conduct must be provided with a copy of this Code of Conduct shortly after its adoption. All supervisors are responsible both for overseeing the compliance of all employees under their supervision, regardless of level, with this Code of Conduct and for ensuring that such employees are familiar with and understand their responsibility to fully comply with this Code of Conduct.

B.	Condition of Director Appointment/Election

Each member of the Company’s Board of Directors must become familiar with and agree to comply with this Code of Conduct. All directors must be provided with a copy of this Code of Conduct at the time of their appointment or election to serve on the Board.

C.	Association with Unaffiliated Enterprises

The Company’s employees associated with enterprises not controlled by the Company (including vendors, suppliers, contractors, and advisors) must be guided in their conduct by this Code of Conduct’s provisions. Such persons must attempt to influence those enterprises to conduct their activities in conformity with all applicable laws and this Code of Conduct and must promptly report actual or suspected violations of this Code of Conduct by those enterprises to the Company’s General Counsel.

D.	Letter to Vendors, Suppliers and Contractors

The Company may periodically, as it deems necessary and appropriate, send to its significant vendors, suppliers and contractors a letter that reiterates C&J’s requirements for its business partners to conduct their activities ethically and in compliance with all applicable laws and this Code of Conduct, and that:

•	Advises that it is against the Company’s policy for directors, officers or other employees to accept gifts or entertainment of more than nominal value from any entity that does, or is seeking to do, business with the Company;

•	States that the provision of any gifts and/or entertainment is not, and will not become, a condition of doing business with the Company; and

C&J ENERGY SERVICES, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

•	Requests the recipient to identify any director, officer or other employee or representative of the Company who pressures or solicits the recipient for gifts, entertainment or other special favors.

E.	Interpretation Questions

Any questions on how to proceed or interpret this Code of Conduct may be directed to the Company’s General Counsel or another member of the Company’s Legal Department.

Please see Annex A for specific reporting procedures, as well as the Company’s Compliance Reporting Policy and Procedures included as Annex B.

F.	Violation of Policy

All Stakeholders are required to strictly adhere to the principles of this Code of Conduct and the other Compliance Policies. Violations of this Code of Conduct or the other Compliance Policies will result in disciplinary action, up to and including dismissal of any Stakeholder.

III.	Conflicts of Interest

A.	General

A conflict of interest occurs when an individual’s private interest interferes in any way with the interests of the Company as a whole. This situation can arise when a Stakeholder takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest also arise when a Stakeholder, or a member of such person’s family or household, receives improper personal benefits as a result of the Stakeholder’s position with the Company. A conflict of interest is deemed to exist whenever, as a result of the nature or responsibilities of his or her relationship with the Company, a Stakeholder is in a position to further any personal financial interest or the financial interest of any member of such person’s family.

No Stakeholder is permitted to engage in any business or conduct or enter into any agreement or arrangement that would give rise to actual or potential conflicts of interest. Stakeholders should not permit themselves to be placed in a position that might give rise to the appearance that a conflict of interest has arisen.

While it is not possible to describe all circumstances where a conflict of interest involving a Stakeholder exists or may exist, the following situations may involve actual or potential conflicts of interest:

•	An interest in, or position with, any supplier, customer or competitor of the Company (except for an investment in publicly traded securities as described below).

C&J ENERGY SERVICES, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

•	The acceptance of gifts or favors of more than nominal value (including by a member of a Stakeholder’s immediate family) from an actual or prospective customer, supplier or competitor of the Company or any governmental official or other employee. This does not preclude the acceptance by a director, officer or employee of reasonable business entertainment (such as a lunch or dinner or events involving normal sales promotion, advertising or publicity).

•	The disclosure or use of confidential information gained by reason of employment with the Company (or, in the case of a director, election or appointment to the Board) for profit or advantage by a director, officer or other employee or anyone else.

•	Competition with the Company in the acquisition or disposition of rights or property or other business opportunities.

The following situations likely do not give rise to conflicts of interest:

•	Ownership of publicly traded securities of a supplier, customer or competitor of the Company that do not confer upon the holder any ability to influence or direct the policies or management of the supplier, customer or competitor.

•	A transaction with one of the Company’s banks, where the transaction is customary and conducted on standard commercially available terms (such as a home mortgage or bank loan).

•	A transaction or relationship disclosed in accordance with this Code of Conduct and determined by the Company’s General Counsel, if involving a non-officer employee, or Audit Committee, if involving a director or officer, not to be a prohibited conflict of interest.

These examples are given only to guide Stakeholders in making judgments about conflicts of interest. If any Stakeholder finds himself or herself in a situation where a conflict of interest exists or may exist, he or she should immediately report the matter as provided below.

B.	Reporting Conflicts of Interest Involving Non-Officer Employees

Actual or potential conflicts of interest involving a non-officer employee, or a member of such person’s immediate family, must be reported in writing by the affected person (or by others having knowledge of the existence of the actual or potential conflicts of interest) to the employee’s immediate supervisor and the Company’s General Counsel (compliance@cjes.com). The General Counsel will determine whether the possible conflict of interest indeed constitutes a conflict of interest and whether adequate measures can be taken to neutralize the adverse effect of the conflict of interest reported, if such measures are available or appropriate under the circumstances. The General Counsel’s approval will be required prior to the consummation of any proposed transaction or arrangement that is determined by the General Counsel to constitute a conflict of interest.

C&J ENERGY SERVICES, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

The General Counsel is responsible for reviewing the specific facts and circumstances to This procedure will be applied so as to minimize its effect on the personal affairs of employees consistent with the protection of the Company’s interests. The matter may also be referred to the Board for consideration.

C.	Reporting Conflicts of Interest Involving Directors or Officers

An actual or potential conflict of interest involving a director or officer, or a member of such person’s immediate family, must be reported by the affected person (or by others having knowledge of the existence of the actual or potential conflict of interest) to the Company’s General Counsel, who shall promptly disclose the possible conflict of interest to the Audit Committee Chairman at the earliest time practicable under the circumstances. In accordance with the Company’s Related Persons Transaction Policy, the Audit Committee will determine whether the possible conflict of interest indeed constitutes a conflict of interest. The Board’s approval will be required prior to the consummation of any proposed transaction or arrangement that is determined by the Audit Committee to constitute a conflict of interest.

Any member of the Board or any officer having a possible conflict of interest, whether directly or indirectly, in any proposed transaction or arrangement is not permitted to vote (in the case of a member of the Board) or use his or her personal influence on the matter being considered by the Board. Any member of the Board or any officer having a possible conflict of interest, whether directly or indirectly, must be excused from any meeting of the Board during discussion (subject to the exception set forth in the paragraph below) and vote on the particular matter (in the case of an interested director). The proposed transaction or arrangement is considered approved if it receives the affirmative vote of a majority of the disinterested members of the Board (even though the disinterested members are less than a quorum).

The foregoing requirements do not prohibit the interested director or officer from briefly stating his or her position on the matter or from answering pertinent questions of the disinterested members of the Board, as the interested director’s knowledge may be of assistance to the other Board members in their consideration of the matter.

IV.	Recordkeeping

A.	Company Books and Records

1.	Books and Records. The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. As such, the Company’s books, records, disclosures and accounts must accurately and fairly reflect the Company’s transactions in reasonable detail and in accordance with the Company’s accounting practices and policies. The following examples are given for purposes of illustration and are not intended to limit the generality of the foregoing in any way:

C&J ENERGY SERVICES, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

•	No false or deliberately inaccurate entries (such as overbilling or advance billing) are permitted. Discounts, rebates, credits and allowances do not constitute overbilling when lawfully granted. The reasons for the grant should generally be set forth in the Company’s records, including the party requesting the treatment.

•	No payment shall be made with the intention or understanding that all or any part of it is to be used for any person other than that described by the documents supporting the payment.

•	No undisclosed, unrecorded or “off-book” funds or assets are permitted.

•	No false or misleading statements, written or oral, shall be intentionally made to any internal accountant or auditor or the Company’s independent registered public accounting firm with respect to the Company’s financial statements or documents to be filed with the U.S. Securities and Exchange Commission (the “SEC”) or other governmental or regulatory authority.

2.	Internal Accounting and Disclosure Controls. The Company’s principal executive officer and principal financial officer are responsible for implementing and maintaining a system of internal accounting and disclosure controls sufficient to provide reasonable assurances that:

•	Transactions are executed in accordance with management’s general or specific authorization;

•	Transactions are recorded as necessary to: (a) permit the preparation of financial statements in conformity with generally accepted accounting principles or any other applicable criteria and (b) maintain accountability for assets;

•	Access to assets is permitted only in accordance with management’s general or specific authorization;

•	The recorded accountability of assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and

•	The Company’s public disclosures timely and accurately reflect known material matters required to be disclosed by applicable regulations and guidance.

C&J ENERGY SERVICES, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

3.	Ethical Conduct. No Stakeholder is permitted to willfully, directly or indirectly:

•	Falsify, or cause to be falsified, any book, record, disclosure or account of the Company;

•	Make, or cause to be made, any materially false or misleading statement or omit to state, or cause another person to omit to state, any material fact necessary in order to make statements made, in light of the circumstances under which the statements were made, not misleading to an accountant in connection with (a) any audit or examination of the Company’s financial statements or (b) the preparation or filing of any document or report required to be filed by the Company with the SEC or other governmental agency; or

•	Take any action to fraudulently influence, coerce, manipulate or mislead the Company’s independent registered public accounting firm.

Stakeholders must exercise reasonable due diligence in order to avoid the events described above. If a Stakeholder believes that the Company’s books, records, or disclosures are not being properly maintained or disclosed in accordance with these requirements, the Stakeholder should follow the procedures outlined in the Company’s Compliance Reporting Policy and Procedures attached hereto as Annex B.

4.	Compliance Reporting Procedures. The Company proactively promotes ethical behavior and is committed to achieving compliance with all applicable laws, rules, regulations, standards and policies, including securities laws and regulations, accounting standards, accounting controls and audit practices. Enforcement of sound ethical standards is the responsibility of every Stakeholder, and each Stakeholder is obligated to promptly report any unethical conduct or violations of applicable laws, rules and regulations, this Code of Conduct or any other C&J compliance and ethics policies to appropriate personnel, as set out in the Company’s Compliance Reporting Policy and Procedures.

Please see Annex A for specific reporting procedures, as well as the Company’s Complaint Policy and Procedures included as Annex B, which specifically addresses and establishes procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding (a) financial reporting, accounting, disclosure controls and procedures and internal controls over financial reporting, or auditing matters, (b) potential violations of the laws, rules and regulations that govern C&J’s business or of the Company’s codes, standards, policies and procedures, and (c) any other activities which otherwise may amount to

C&J ENERGY SERVICES, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

unethical or improper conduct, and (ii) the confidential and anonymous submission by Stakeholders (including customers and suppliers) of concerns regarding the above listed matters.

B.	Payments of Amounts Due to Customers, Agents or Distributors

1.	Payments for Third Party Services. All commission, distributor or agency arrangements shall be in writing and provide for the services to be performed and for a fee that is reasonable in amount and reasonably related to the services to be rendered.

2.	Manner of Payment. All payments for commissions, discounts or rebates should be made by the Company’s check or draft (not by cashier’s check or in currency) in the name of the agent, distributor or customer and should be (a) personally delivered to the payee in the country in which the business was transacted or (b) sent to the payee’s business address or designated bank in the country in which the business was transacted.

3.	Payments Outside the United States. When the payee represents in writing or presents a written opinion from a reputable local counsel that a payment outside the country in which the business was transacted does not violate any law of that country, that payment may be permitted upon approval from the Company’s principal financial officer or other applicable officer.

4.	Accounting Records. All payments or discounts, rebates and commissions shall be disclosed in the Company’s accounting records. Proper documentation of contracts and agreements shall be maintained.

C.	International Business Requirements, Foreign Payments

The U.S. government maintains a complex set of laws and regulations administered by several different agencies that govern the conduct of international business transactions by U.S. companies like C&J. The Company has issued the accompanying policies and procedures to provide additional guidance in this very important compliance area:

•	Compliance Policy on Trade Restrictions, Sanctions & Anti-Money Laundering Requirements and related Compliance Procedures, to ensure compliance with trade sanctions maintained by the U.S. government against targeted foreign countries, as well as terrorists and international drug traffickers, according to U.S. foreign policy and national security objectives.

•	Export Compliance Policy and related Compliance Procedures, to ensure compliance with U.S. laws and regulations governing the export of goods, technologies and services from the U.S., the

C&J ENERGY SERVICES, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

release of sensitive technologies to foreign persons in the U.S., and the retransfer of U.S.-origin goods and technologies abroad; and

•	Anti-Corruption Policy and related Compliance Procedures, to ensure compliance with the United States Foreign Corrupt Practices Act, which makes it illegal for U.S. companies to win, retain or direct business by offering, paying or approving payments to foreign government workers, political parties or their officials.

For additional information about these policies, please contact the Company’s General Counsel (compliance@cjes.com).

V.	Use of Company Property and Resources

A.	Protection and Proper Use of Company Assets

The use of any Company funds or assets for any unlawful or improper purpose is prohibited. All employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be reported immediately for investigation. Company equipment should not be used for non-business-related purposes, though incidental personal use may be permitted (such as occasional use of the Company’s stationery, supplies, copying facilities or telephone when the cost to the Company is insignificant).

The obligation of employees to protect the Company’s assets includes an obligation to protect the Company’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information violates Company policy and could also be illegal and result in civil or criminal penalties.

B.	Questionable or Improper Payments and Gifts

1.	Payments or Gifts Made. No payments or gifts from the Company’s funds or assets shall be made to or for the benefit of a representative of any domestic or foreign government (or subdivision thereof), including any government-controlled entity, labor union or any current or prospective customer or supplier for the purpose of obtaining a desired government action or any sale, purchase, contract or other commercial benefit. This prohibition applies to direct or indirect payments made through third parties and employees and is also intended to prevent bribes, kickbacks or any other form of payoff.

C&J ENERGY SERVICES, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

2.	Payments or Gifts Received. Directors, officers and other employees of the Company shall not accept payments or gifts of the kinds described in this Section V.

3.	Gifts to Government Personnel. Nothing of value (for example, gifts or entertainment) may be provided to government personnel unless permitted by law and any applicable regulation. Commercial business entertainment and transportation that is reasonable in nature, frequency and cost may be permitted, subject to the Company’s Anti-Corruption Policy and related Compliance Procedures. Reasonable business entertainment or transportation may generally include, without limitation, a lunch, dinner or occasional athletic or cultural event; gifts of nominal value (approximately $100 or less per year); entertainment at the Company’s facilities or other authorized facilities; or authorized and reasonable transportation in the Company’s vehicles. In addition, reasonable business entertainment cover traditional promotional events sponsored by the Company.

4.	Proper Documentation. All arrangements with third parties (such as distributors or agents) should be evidenced or memorialized in a written contract, order or other document that describes the goods or services that are in fact to be performed or provided and should be for reasonable fees or costs.

5.	Extension of Credit by the Company. No director, officer or employee may seek or accept from the Company credit, an extension of credit or the arrangement of an extension of credit in the form of a personal loan. Any personal loan existing at the time of adoption of this Code of Conduct shall not be materially modified, extended or renewed.

C.	Corporate Opportunities

Subject to the Company’s Certificate of Incorporation, without the written consent of the Board, Stakeholders are prohibited from taking for themselves an opportunity that is (1) a potential transaction or matter that may be an investment or business opportunity or prospective economic or competitive advantage in which the Company could reasonably have an interest or expectancy or (2) discovered through the use of Company property, information or position. In addition, subject to the Company’s Certificate of Incorporation, directors, officers and other employees are prohibited from using Company property, information or position for personal gain and competing with the Company directly or indirectly. Subject to the Company’s Certificate of Incorporation, all Stakeholders owe a primary duty to the Company to advance its legitimate interests when the opportunity to do so arises.

C&J ENERGY SERVICES, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

VI.	Business and Trade Practices

A.	Compliance with Laws, Rules and Regulations
(Including Insider Trading Laws)

1.	Compliance with Laws. Obeying the law, both in letter and in spirit, is the foundation upon which the Company’s ethical standards are built. All Stakeholders must respect and obey the laws of the cities, states and countries in which the Company operates. Although Stakeholders may not know every law that is applicable to the Company, it is important that they know enough to ask questions and seek advice from supervisors, managers, lawyers or other appropriate personnel if they have any doubt regarding the legality of an action taken, or not taken, on behalf of the Company or compliance with this Code of Conduct.

2.	Insider Trading. Purchasing or selling, whether directly or indirectly, the Company’s securities while in possession of material non-public information is both unethical and illegal. Stakeholders also are prohibited by law from disclosing material non-public information to others who might use the information to directly or indirectly place trades in the Company’s securities. Violation of the insider trading regulations may lead to significant civil and criminal penalties against individuals and the Company. Material non-public information includes any information that has not been widely publicly disseminated and which may affect the investment decision of a reasonable investor. Stakeholders also may not recommend the purchase or sale of the Company’s securities. Please see the Company’s Insider Trading Policy and Short Swing Trading and Reporting Policy for additional information.

3.	Section 16 Reporting. Pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, most purchases or sales of the Company’s securities by directors, executive officers and 10% shareholders must be disclosed within two business days of the transaction. Please see the Company’s Short Swing Trading and Reporting Policy for more information.

B.	Fair Dealing

All Stakeholders should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. No Stakeholder should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other practice involving unfair dealing.

C&J ENERGY SERVICES, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

C.	Confidentiality

All Stakeholders must maintain the confidentiality of information entrusted to them by the Company or its customers, suppliers, or employees except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that, if disclosed, might be of use to competitors or harmful to the Company or its customers. Confidential information also includes written material provided and information discussed at all meetings of the Board or any committee thereof and all information that is learned about the Company’s suppliers and customers that is not in the public domain. The obligation to preserve confidential information continues even after employment or agency with the Company ends. Any documents, papers, records, or other tangible items that contain trade secrets or proprietary information are the Company’s property.

D.	Health, Safety and Environmental Policy

The Company is committed to conducting its business in compliance with applicable health, safety and environmental laws, rules and regulations in a manner that has the highest regard for the health and safety of human life and the environment. Each employee has the responsibility for maintaining a healthy, safe and environmentally-friendly workplace by following health, safety and environmental laws, rules and regulations and reporting accidents, injuries and unsafe equipment, practices or conditions.

Applicable health, safety and environmental laws may provide for significant civil and criminal penalties against individuals and the Company for the failure to comply with applicable requirements. Accordingly, each Stakeholder must comply with all applicable health, safety and environmental laws, rules and regulations, including occupational safety and health standards.

Employees should report to work in a condition allowing them to perform their duties safely and adequately, which includes being free from the influence of drugs, alcohol or other controlled substances. The use of illegal drugs in the workplace will not be tolerated.

Violence, harassment, and threatening behavior are not permitted.

E.	Retention of Documents and Records

It is the Company’s policy to cooperate with all governmental investigative authorities. Each Stakeholder shall retain any record, document or tangible object of the Company that is known to be the subject of an investigation or litigation.

It is a violation of this Code of Conduct for any Stakeholder to knowingly alter, destroy, mutilate, conceal, cover up, falsify or make a false entry in any record, document or tangible object with the intent to impede, obstruct or influence the investigation or proper administration of any matter within the jurisdiction of any state, federal department or agency or any bankruptcy, or in relation to or contemplation of any such matter or case.

C&J ENERGY SERVICES, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

F.	Permitted Disclosures and Activities

Nothing in this Code of Conduct (including Section VI.C, above and Annex A, attached) or the other Compliance Policies will prevent any Stakeholder from: (i) making a good faith report of possible violations of applicable law to any governmental agency or entity; or (ii) making disclosures that are protected under the whistleblower provisions of applicable law. Nothing herein shall prevent any Stakeholder from making a disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer of reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (X) files any document containing the trade secret under seal; and (Y) does not disclose the trade secret, except pursuant to court order.

Further, the Company does not prohibit or restrict Stakeholders from lawfully initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by the SEC or any other governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to employee Stakeholder individually from any Governmental Authorities; (iii) testifying, participating or otherwise assisting in an action or proceeding by any Governmental Authorities relating to a possible violation of law, including providing documents or other confidential information to Governmental Authorities; or (v) receiving an award for information provided to the SEC or another Governmental Authority. Stakeholders are not required to obtain prior authorization from the Company before engaging in any of the foregoing conduct, or to notify the Company of having engaged in any such conduct.

VII.	Preparation and Certification of 1934 Act Reports

A.	Internal Control Report

The Company’s Annual Report on Form 10-K shall contain an internal control report that (1) states the responsibility of management for establishing and maintaining an adequate internal control structure and procedures for financial reporting; (2) contains an assessment, as of the end of the Company’s most recent fiscal year, of the effectiveness of the Company’s internal control structure and procedures for financial reporting; (3) includes a statement that the Company’s independent registered public accounting firm has issued a report on the Company’s internal controls and procedures for financial

C&J ENERGY SERVICES, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

reporting; (4) includes the report of the Company’s independent registered public accounting firm; and (5) otherwise complies with Section 404 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder by the SEC.

B.	Disclosure Controls

It is the Company’s policy to promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company.

C.	Certifications

The Company’s principal executive officer and principal financial officer shall make the certifications required by Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002, the text of which are set forth in Item 601(b)(31) and (32) of Regulation S-K promulgated by the SEC.

VIII.	Employment Practices and Work Environment

A.	Employee Relations

All Stakeholders, regardless of position, shall do their best to work together to meet the following objectives:

•	Respect each employee, worker and representative of customers, suppliers and contractors as an individual, showing courtesy and consideration and fostering personal dignity;

•	Make a commitment to and demonstrate equal treatment of all employees, workers, customers, suppliers and contractors of the Company without regard to race, color, gender, religion, age, national origin, citizenship status, military service or reserve or veteran status, sexual orientation or disability, or any other legally protected status;

•	Provide a workplace free of harassment or discrimination of any kind, including on the basis of race, color, gender, religion, age, national origin, citizenship status, military service or reserve or veteran status, sexual orientation or disability, or any other legally protected status;

•	Provide and maintain a safe, healthy and orderly workplace; and

•	Assure uniformly fair compensation and benefit practices that will attract, reward and retain quality employees.

C&J ENERGY SERVICES, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

In addition to the objectives set forth above, members of the management team are expected to:

•	Use good judgment and exercise appropriate use of their influence and authority in their interactions with employees, customers, suppliers, contractors and partners of the Company; and

•	Keep other employees generally informed of the Company’s policies, plans and progress through regular communications.

B.	Non-Discrimination Policy

The Company values the diversity of its employees and is committed to providing an equal opportunity in all aspects of employment to all employees without regard to race, color, gender, religion, age, national origin, citizenship status, military service or reserve or veteran status, sexual orientation or disability, or any other legally protected status. Stakeholders should use reasonable efforts to seek business partners for the Company that do not discriminate in hiring or in their employment practices, and who make decisions about hiring, salary, benefits, training opportunities, work assignments, advancement, discipline, termination and retirement solely on the basis of a person’s ability to perform the tasks required by their position.

C.	Freedom of Association

The Company recognizes and respects the right of employees to exercise their lawful rights of free association, including joining or electing not to join any association. The Company expects its business partners to also adhere to these principles.

D.	Disciplinary Practices

The Company does not condone any type of harassment, abuse or retaliation, whether corporal, mental or physical, of an employee by a director, officer or other employee or any partner, customer or supplier of the Company.

IX.	Political Contributions

A.	Federal Elections

The Company encourages the personal and financial participation of its directors, officers and other employees in federal, state and local elective processes. Federal law prohibits the Company from making any direct contribution or expenditure to a candidate or candidate’s campaign in any federal election. Although there are exceptions, most states also prohibit the use of Company treasury funds to influence state elections.

C&J ENERGY SERVICES, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

B.	Political Contributions in U.S. Elections

It is the Company’s policy not to make direct or indirect political contributions in support of any party or candidate in any U.S. election, whether federal, state or local, except as otherwise stated herein. For the purposes of this policy, the purchase of tickets for dinners, advertising in political program booklets, use of the Company’s duplicating facilities, compensated employee activity, employee contributions reimbursed through expense accounts and similar donations in kind are considered political contributions. These are merely examples of political contributions, and the preceding list is not intended to be exhaustive.

C.	Political Contributions in State and Local Elections

The Company may on occasion contribute to state and local office candidate committees and to state and local initiatives or referendum campaigns where the Company’s interests are directly involved and where permitted by state and local law. Proposed political contributions require a brief description of the purpose of the proposed contribution and a written legal opinion that confirms that the proposed contribution is lawful under all applicable laws. The documentation for proposed contributions shall be approved in advance by the Company’s General Counsel to ensure full compliance with applicable state and local regulations and reporting requirements.

D.	Political Action Committees

To the extent permitted by law, the Company’s resources may be used to establish and administer a political action committee or separate segregated fund. All proposed activities shall be submitted for review and approval by the Board prior to their implementation.

E.	Foreign Elections

In countries where political contributions from companies are permitted by law and encouraged by local custom, contributions may be appropriate and are permitted where approved by the proper Company officer and the Board.

X.	Reporting Violations

The Company proactively promotes ethical behavior and is committed to achieving compliance with all applicable laws, rules, regulations, standards and policies, including securities laws and regulations, accounting standards, accounting controls and audit practices.

Stakeholders should report any known or suspected unethical conduct or violations of applicable laws, rules and regulations (including, without limitation, the listing requirements of the New York Stock Exchange (“NYSE”)), this Code of Conduct or any of the other Compliance Policies (including, without limitation, the Company’s Financial Code of Ethics) to appropriate personnel. Any employee of the Company may submit a good faith complaint regarding a violation to the Company’s management without fear of dismissal or retaliation of any kind.

C&J ENERGY SERVICES, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Please see Annex B for the Company’s Compliance Reporting Policy and Procedures for specific compliance reporting procedures.

Directors, officers and other employees are expected to cooperate in internal investigations of misconduct.

XI.	Waivers of this Code of Conduct

Any waiver of a provision of this Code of Conduct may be made only by the Board or a committee thereof and will be promptly disclosed if and as required by law and the listing requirements of the NYSE, as applicable.

XII.	Amendments to this Code of Conduct

Any amendment to this Code of Conduct shall be made only by the Board. If an amendment to this Code of Conduct is made, appropriate disclosure will be made within two business days after the amendment has been made in accordance with legal requirements and the listing requirements of the NYSE, as applicable.

XIII.	Posting Requirement

The Company shall post this Code of Conduct on the Company’s website as required by applicable rules and regulations. In addition, the Company shall disclose in its proxy statement for its annual meeting of shareholders or, if the Company does not file a proxy statement, in its Annual Report on Form 10-K, that a copy of this Code of Conduct is available in print to any shareholder who requests it as well as on the Company’s website and provide the website address.

*  *  *

This document states a policy of C&J Energy Services, Inc. and is not intended to be regarded as the rendering of legal advice.

C&J ENERGY SERVICES, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

ANNEX A

CODE OF BUSINESS CONDUCT AND ETHICS

REPORTING PROCEDURES

C&J Energy Services, Inc. is committed to maintaining the highest ethical and legal standards. We strive to comply with both the letter and spirit of applicable laws and regulations. We conduct our day-to-day business with our employees, customers, representatives, suppliers, competitors, governments, and the public in an honest and ethical manner. Trust, integrity and accountability are critical elements of our culture as an organization.

We understand that there may be times when you personally experience or witness an activity or course of conduct that may not be compliant with C&J’s policies or procedures or applicable law. Since not every situation that will arise can be anticipated, it is important to have a way to approach a new question or problem. When considering these situations, you should:

1.	Consider what you specifically are being asked to do and whether it seems unethical or improper. This will enable you to focus on the specific question and the alternatives you have. If something seems unethical or improper, it probably is.

2.	Discuss the problem with a supervisor. In many cases, supervisors will be more knowledgeable about the question and will appreciate being brought into the decision-making process. Remember that it is the responsibility of supervisors to help solve problems and ensure that the Company complies with the legal and ethical requirements governing C&J’s business conduct.

3.	Seek help from Company resources. Generally, you should consider your direct management team (immediate chain of command) and the Company’s Human Resources Department as your first source of communication for questions or complaints regarding most matters because, in most cases, they are in the best position to address your concerns. If that is not appropriate or if a satisfactory resolution is not obtained, you can contact any member of the Company’s Legal Department (including via email at LegalTeam@cjes.com).

Questions or concerns regarding compliance, legal and ethical matters can also be submitted directly to C&J’s General Counsel at Compliance@cjes.com

4.	Report violations without fear of retaliation. If the situation so requires, anonymity will be protected whenever possible. The Company does not permit retaliation of any kind for good faith reports of violations. You will not be retaliated against for reporting information, in good faith, that you reasonably believe relates to possible misconduct, unethical acts and/or securities law or accounting violations. Retaliatory conduct includes discharge, demotion, suspension, threats, harassment, and any other manner of discrimination in the terms and conditions of employment because of any lawful act you may have performed in connection with such reporting. The Company takes claims of retaliation seriously and will investigate allegations of retaliation. Anyone found responsible for retaliating against an employee who made a good faith report will be subject to disciplinary action, up to and including termination of employment and possible legal action.

A-1

5.	Always ask first, act later. When unsure of what to do in any situation, you should seek guidance and ask questions before the action in question is taken.

6.	Report early; you do not need to have all the facts to report. If you are unsure whether to report or not, you should report out of an abundance of caution. You do not need to have all the facts to report; it is the Company’s responsibility to investigate the information you report.

A-2